                                                                   EXHIBIT 10-j

                                 ADVANTA CORP.

                            EXECUTIVE DEFERRAL PLAN


          ADVANTA CORP., a Delaware corporation, (the "Company"), hereby establishes this Executive Deferral Plan (the "Plan"), effective January 1, 1993, for the purpose of attracting high quality executives and promoting in its executives increased efficiency and an interest in the successful operation of the Company by providing selected executives with benefits upon retirement, death or other termination of employment. The benefits provided under the Plan shall be provided in consideration for services to be performed after the effective date of the Plan, but prior to the executive's retirement.

                                   ARTICLE 1

                                  DEFINITIONS

          1.1 ADMINISTRATIVE COMMITTEE shall mean the Executive Deferred Benefits Committee appointed by the Board of Directors of the Company to administer the Plan pursuant to Article 13 of the Plan.

          1.2 SAVINGS PLAN shall mean the Advanta Corp. Employee Savings Plan, as amended and restated, effective January 1, 1989, and as subsequently amended.

          1.3 ANNUAL DEFERRAL shall mean the amount of Base Compensation and/or Bonuses which the Participant elects to defer under the Deferral Commitment in each Plan Year of the Deferral Contribution Period pursuant to
Article 3.1 of the Plan.

          1.4 BASE COMPENSATION shall mean the Participant's annual basic rate of pay from the Company (excluding Bonuses, commissions and other non-regular forms of compensation) before reductions for deferrals under the Plan or the Savings Plan.

          1.5 BENEFICIARY shall mean the person or persons or entity designated as such in accordance with Article 14 of the Plan.

          1.6 BONUSES shall mean amounts paid in cash to the Participant by the Company annually in the form of an incentive bonus before reductions for deferrals under the Plan.

          1.7 CHANGE IN CONTROL shall mean either: (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger or consolidation of the Company with one or more
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corporations as a result of which the Company is not the surviving corporation; (iii) approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company; (iv) approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the outstanding voting shares of the continuing or surviving corporation immediately after such merger or consolidation; or (v) a change of twenty-five percent (25%) (rounded to the next whole person) in the membership of the Board of Directors of the Company within a twelve-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of eighty-five percent (85%) (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the twelve-month period.

          1.8 CREDITING RATE shall mean an effective annual yield equal to one hundred twenty-five percent (125%) of the one hundred twenty (120) month rolling average of the Ten-Year United States Treasury Note as determined by the Administrative Committee on September 30 of the preceding year or such other rate as determined by the Administrative Committee. Notwithstanding the preceding sentence, with respect to the first Plan Year, the Crediting Rate shall be determined as of the date the Plan is adopted by the Company.

          1.9 DEFERRAL ACCOUNT shall mean the account established for a particular Deferral Commitment pursuant to paragraph 5.1 of the Plan.

          1.10 DEFERRAL COMMITMENT shall mean the agreement to defer Base Compensation and/or Bonuses made by the Participant pursuant to Articles 2 and 3 of the Plan.

          1.11 DEFERRAL CONTRIBUTION PERIOD shall mean the period of one (1) or four (4) Plan Years, as selected by the Participant for a particular Deferral Commitment, over which the Participant has elected to defer in each Plan Year in the period Base Compensation and/or Bonuses pursuant to Article 3 of the Plan.

          1.12 DISABILITY shall mean any long term disability as defined under the Company's long term disability plan. The Administrative Committee, in its complete and sole discretion, shall determine a Participant's Disability. The Administrative Committee may require that the Participant submit to an examination on an annual basis, at the expense of the Company, by a competent physician or medical clinic selected by the





















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Administrative Committee to confirm Disability.  On the basis of such medical evidence, the determination of the Administrative Committee as to whether or not a condition of Disability exists or continues shall be conclusive.

          1.13 EARLY RETIREMENT DATE shall mean the date on which the Participant has both attained at least age fifty-five (55) and completed at least ten (10) Years of Service.

          1.14 ELIGIBLE EXECUTIVE shall mean an employee of the Company or any of its subsidiaries, as may be designated by the Administrative Committee to be eligible to participate in the Plan.

          1.15 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

          1.16 FINANCIAL HARDSHIP shall mean an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence as determined by the Administrative Committee. Cash needs arising from foreseeable events such as the purchase of a residence or education expenses for children shall not, alone, be considered a Financial Hardship.

          1.17 IN-SERVICE DISTRIBUTION shall mean a distribution elected by the Participant pursuant to Article 11 of the Plan.

          1.18 MATCHABLE ANNUAL DEFERRAL shall mean that portion of the Annual Deferral on which a Matching Credit is based pursuant to paragraph 4.1 of the Plan.

          1.19 MATCHING CREDIT shall mean the amount credited to the Participant's Company Match Account as a result of the Participant making a Matchable Annual Deferral pursuant to paragraph 4.2 of the Plan.

          1.20 NORMAL RETIREMENT DATE shall mean the date on which the Participant reaches age sixty-two (62) on or before Termination of Employment.

          1.21 PARTICIPANT shall mean an Eligible Executive who has elected to participate and has completed a Participation Agreement pursuant to Article 3 of the Plan.

          1.22 PARTICIPATION AGREEMENT shall mean a written agreement between the Company and the Participant, entered into pursuant to paragraph 2.1 of the Plan, by which the Participant elects to participate in the Plan and make a Deferral Commitment.



















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          1.23 PLAN YEAR shall mean the calendar year.  The first Plan Year shall be the 1993 calendar year commencing January 1, 1993.

          1.24 REDUCED CREDITING RATE shall mean an effective annual yield equal to ninety percent (90%) of the one hundred twenty (120) month rolling average of the Ten-Year United States Treasury Note as determined by the Administrative Committee on September 30 of the preceding year. Notwithstanding the preceding sentence, with respect to the first Plan Year, the Reduced Crediting Rate shall be determined as of the date the Plan is adopted by the Company.

          1.25 SCHEDULED WITHDRAWAL shall mean a distribution of all or a portion of a Participant's Deferred Account at the date specified for such distribution in accordance with the provisions of paragraph 2.1 of this Plan in accordance with the applicable provisions of Article 11 of this Plan.

          1.26 SURVIVOR CREDITING RATE shall mean the interest rate offered by Colonial National Bank on short term investments having a maturity of six (6) months, as determined by the Administrative Committee on October 1 of each Plan Year.

          1.27 TERMINATION OF EMPLOYMENT shall mean the date of the cessation of the Participant's employment with the Company for any reason whatsoever, whether voluntary or involuntary, other than as a result of the Participant's death or to the extent provided in Article 9 of the Plan, the Participant's Disability.

          1.28 UNSCHEDULED WITHDRAWAL shall mean a distribution of all or a portion of the entire amount credited to the Participant's Deferred Accounts requested by the Participant pursuant to the provisions of Article 11 of the Plan.

          1.29 VALUATION DATE shall mean the first day of the month following the month in which a Participant has a Termination of Employment, dies or becomes disabled.

          1.30 YEARS OF SERVICE shall mean the cumulative years of continuous full-time employment with the Company, beginning on the date the Participant first began service, and each anniversary thereof.

























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                                   ARTICLE 2

                                 PARTICIPATION

          2.1 PARTICIPATION AGREEMENT. Any Eligible Executive may elect to participate in the Plan and to make a Deferral Commitment by submitting a Participation Agreement to the Administrative Committee prior to the December 15 immediately preceding the beginning of the Deferral Contribution Period. The Participant shall be required to submit a separate Participation Agreement for each subsequent Deferral Commitment. Except as otherwise provided in this Plan, the Participant's Deferral Commitment shall be irrevocable. If a Participant wishes to receive a Scheduled Withdrawal, the Participant shall designate in the applicable Participation Agreement the Plan Year for such Scheduled Withdrawal and the portion of such Participant's Deferral Account to be distributed in such Plan Year. The Plan Year designated for such Scheduled Withdrawal must be a Plan Year which begins at least four (4) years from the first day of the Plan Year in which amounts are deferred under the applicable Participation Agreement. Notwithstanding anything to the contrary contained herein, an election by an Eligible Executive to defer Bonuses earned in 1992 and payable in 1993 may be made as part of the Participation Agreement for such Participant under this paragraph 2.1 which is effective as of the start of the first Plan Year.

          2.2 CONTINUATION OF PARTICIPATION. An executive who has elected to participate in the Plan by making a Deferral Commitment shall continue as a Participant in the Plan for purposes of such Deferral Commitment even though in any calendar year after such Deferral Commitment such executive ceases to be an Eligible Executive. However, a Participant shall not be eligible to make a new Deferral Commitment unless the Participant is an Eligible Executive in the calendar year in which the election is made.

          2.3 NEW HIRES. An Eligible Executive who is hired during a Plan Year shall be permitted to make a Deferral Commitment with respect to his Bonus, if any, earned during the Plan Year in which such Eligible Executive is hired, but which is otherwise payable during the subsequent Plan Year, as part of such Eligible Executive's Participation Agreement which is effective under the terms of the Plan for the Plan Year subsequent to the Plan Year in which such Eligible Executive is hired.


























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                                   ARTICLE 3

                         FORM OF DEFERRAL COMMITMENTS

          3.1 DEFERRAL CONTRIBUTION PERIOD. The Participant may elect in the Participation Agreement to defer receipt of income to be earned in excess of the old age, survivor and disability insurance wage base under Social Security during a Deferral Contribution Period of either one (1) or four (4) years, beginning with the Plan Year immediately following such election.

          3.2 DEFERRAL COMMITMENT. A Participant may elect in the Participation Agreement to defer in each year of the Deferral Contribution Period an amount equal to a specified dollar amount of Base Compensation and Bonuses in excess of the old age, survivor and disability insurance wage base under Social Security to be earned by such Participant during the Deferral Contribution Period. The Participant may also elect to defer either a specified percentage or a specified dollar amount of Bonuses to be earned during the Deferral Contribution Period and may also specify that such portion be determined only with respect to the portion of such Bonuses that is in excess of some other specified dollar amount.

          3.3 MINIMUM DEFERRAL COMMITMENT. Each Deferral Commitment must defer a total of at least two thousand dollars ($2,000) for each year in the Deferral Contribution Period and at least eight thousand dollars ($8,000) over the Deferral Contribution Period, from either Base Compensation or Bonuses or a combination of Base Compensation and Bonuses.

               Where a Participant elects to defer a specified percentage of Bonuses, the determination of whether the Participant's Deferral Commitment is at least eight thousand dollars ($8,000) shall be made by estimating the amount of the deferral by multiplying the applicable elected percentages of Bonuses to be deferred by the Participant's Bonuses in the Plan Year immediately preceding the Deferral Contribution Period times the number of years in the Deferral Contribution Period. The Administrative Committee may, in its sole discretion, permit Participants to elect to defer amounts in the form of a percentage based on anticipated future Bonuses.

          3.4 INCOMPLETE DEFERRAL COMMITMENTS. If the Participant has not or will not actually defer the amount specified in such Participant's Participation Agreement, the amount deferred shall be credited retroactively and prospectively with interest at the Reduced Crediting Rate instead of the Crediting Rate. This Section 3.4 shall only apply to






















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determinations regarding the amount of the actual deferral amounts made prior to July 13, 1995.

          3.5 ACCELERATION OF DEFERRAL COMMITMENT. If the Participant selected a four-year Deferral Contribution Period, prior to the beginning of the second or third year of the Deferral Contribution Period, the Participant may elect, by written notice to the Administrative Committee prior to the first day of the last month preceding the applicable year of the Deferral Contribution Period, to accelerate satisfaction of a Deferral Commitment by increasing the Annual Deferral in the second or third year of the Deferral Contribution Period. However, any such acceleration shall not increase the cumulative amount to be deferred under the Participation Agreement. If the Participant's Deferral Commitment is in the form of a percentage of Base Compensation or Bonuses, the Participant shall be permitted to elect to accelerate the deferral of income under the Plan in a manner determined by the Committee to result in an accelerated deferral of an amount equivalent to the cumulative amount which would have been deferred under the Participation Agreement without regard to such acceleration. In doing this, the Committee may permit an adjustment of the applicable elected percentages based on the Base Compensation and Bonuses earned by the Participant in the Plan Year of the acceleration election under this paragraph.


                                   ARTICLE 4

                                MATCHING CREDIT

          4.1 MATCHABLE ANNUAL DEFERRALS. The Matchable Annual Deferral shall be that portion of the Annual Deferral which is equal to the difference, if any, between the Company matching contributions that would have been made under Section 4(d) of the Savings Plan if the Participant had not elected to make a Deferral Commitment covering a plan year of the Savings Plan and the actual amount of Company matching contributions under Section 4(d) of the Savings Plan credited to the Participant's account for such year.

          4.2 MATCHING CREDIT. After the end of each Plan Year, the Participant's Deferral Account shall be credited with a Matching Credit equal in value to the Matchable Annual Deferral for that Plan Year.

          4.3 VESTING. The Participant's right to receive Matching Credits credited to the Participant's Deferral Account in the event of Termination of Employment prior to the Early Retirement Date or the Normal Retirement Date shall vest to the





















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same extent Company matching contributions would be vested under the Savings
Plan.


                                   ARTICLE 5

                               DEFERRAL ACCOUNTS

          5.1 DEFERRAL ACCOUNTS. Solely for record keeping purposes, a Deferral Account shall be maintained for each separate Deferral Commitment of Base Compensation or Bonuses and shall be credited with the Annual Deferrals at the time such amounts would otherwise have been paid to the Participant and any Matching Credit attributable to such Deferral Commitment. Deferral Accounts shall, except as otherwise provided in the Plan, be credited with interest at the Crediting Rate, in effect for each Plan Year, from the date of deferral through the earlier of death or the Valuation Date.

          5.2 STATEMENT OF ACCOUNTS. The Administrative Committee shall provide periodically to each Participant a statement setting forth the balance of each Deferral Account maintained for such Participant.


                                   ARTICLE 6

                              RETIREMENT BENEFITS

          6.1 DEFERRAL ACCOUNTS. Upon Termination of Employment on or after the Early Retirement Date or the Normal Retirement Date, the Company shall pay to the Participant, for each Deferral Commitment, a retirement benefit in the form provided in paragraph 6.2 of the Plan, based on the balance of the Deferral Account for such Deferral Commitment on Termination of Employment.
If paid as a lump sum at that time, the retirement benefit shall be equal to such balance. If paid in installments, the installments shall be paid in amounts that will amortize such balance with interest credited at the Crediting Rate over the period of time benefits are to be paid.

          6.2 FORM OF RETIREMENT BENEFITS. The retirement benefit attributable to a particular Deferral Commitment shall be paid monthly over a period of one hundred eighty (180) months or the number of months required to result in a monthly benefit of $1,000, if less. Notwithstanding anything herein to the contrary, the Participant may elect in the Participation Agreement to have the retirement benefit for such Deferral Commitment paid in a lump sum or in installments paid monthly over a period not to exceed one hundred eighty (180) months.

Payments shall begin on the last day of the month next following the date 45 days after the Committee has received notice of Termination of Employment unless the Participant elects in the Participation Agreement for payments to begin on January 1 of a later year. However, in all events payments shall commence on or before the Participant attains age seventy and one-half (70 1/2). Notwithstanding anything to the contrary contained in this paragraph 6.2, the undistributed retirement benefit of a Participant shall continue to be credited with interest at the Crediting Rate. Participants may elect an alternative form of payout as available under this paragraph 6.2 in writing at least thirteen (13) months prior to the date benefit payments commence.

          6.3 SMALL BENEFIT EXCEPTION. Notwithstanding any of the foregoing, in the event the sum of all benefits payable to the Participant is less than or equal to five thousand dollars ($5,000), the Company may, in its sole discretion, elect to pay such benefits in a single lump sum payable on the last day of the month in which such benefits first become payable.


                                   ARTICLE 7

                             TERMINATION BENEFITS

          7.1 DEFERRAL ACCOUNTS. Upon Termination of Employment prior to the Early Retirement Date or the Normal Retirement Date, the Company shall pay to the Participant a termination benefit equal to the vested balance on Termination of Employment of each Deferral Account.

          7.2 FORM OF TERMINATION BENEFITS. The termination benefits shall be paid in a single lump sum on the last day of the month following the date 45 days after the Committee has received notice of Termination of Employment. However, except following a Change in Control the Company may, in its sole discretion, elect to pay the termination benefits over a period of three (3) years in equal annual installments, in which event, interest shall be credited on the unpaid balance of the Deferral Account after the Valuation Date at the Reduced Crediting Rate.


                                   ARTICLE 8

                               SURVIVOR BENEFITS

          8.1 PRE-RETIREMENT SURVIVOR BENEFIT. If the Participant dies prior to Termination of Employment, for each Deferral Commitment, the Company shall pay to the Participant's Beneficiary the greater of (a) or (b):




















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          a.   a benefit equal to forty percent (40%) of the total of all of the Participant's Annual Deferrals made or required to be made under the terms of the Participant's Participation Agreement as of the date of the Participant's death to be paid annually for ten years starting as soon as practicable following the date of death, or

          b. a benefit equal to the balance of the Participant's Deferral Account as of the Participant's date of death; such account balance to be paid in approximately equal monthly installments starting as soon as practicable following the date of death over a ten year period computed by including interest on the unpaid balance at a rate equal to the Survivor Crediting Rate in effect as of the date of death.

For purposes of determining the greater benefit, 8.1.a shall be paid if the present value of the benefit provided under 8.1.a., discounted at the Survivor Crediting Rate, exceeds the Deferral Account at the time of death.

               Notwithstanding the foregoing, the Committee in its sole discretion shall make an appropriate adjustment to the pre-retirement survivor benefits payable with respect to any Deferral Account from which the Participant has previously received a distribution under the Plan.

          8.2 POST-TERMINATION SURVIVOR BENEFIT. If the Participant dies after Termination of Employment, the Company shall pay to the Participant's Beneficiary an amount equal to the remaining benefits payable to the Participant under the Plan over the same period such benefits would have been paid to the Participant.

          8.3 SMALL BENEFIT PAYMENT. Notwithstanding any of the foregoing, in the event the sum of all benefits payable to the Beneficiary is less than or equal to five thousand dollars ($5,000), the Company may, in its sole discretion, elect to pay such benefits in a single lump sum payable on the last day of the month in which such benefits first become payable.


                                   ARTICLE 9

                                  DISABILITY

          If a Participant incurs a Disability, the Participant shall, effective as of the date such Participant is no longer





















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paid his Base Compensation by the Company, cease deferrals under the Plan and the Company shall complete the Participant's Deferral Commitment on the Participant's behalf. The Participant's Deferral Commitment shall continue to be credited with interest at the Crediting Rate until such time as the Participant's benefits under the Plan are distributed. The amount distributed shall be reduced by an amount equal to the amount of the deferral completed by the Company plus interest credited on such amounts at a rate equal to the Survivor Crediting Rate in effect as of the date the Participant incurred a Disability and for each subsequent Plan year the rate in effect as of the first day of such Plan year. For purposes of calculating benefits, under the Plan, Disability shall not be treated as a Termination of Employment unless such Disability continues to the Normal Retirement Date. The amount of this reduction may be deducted, dollar for dollar, from the first distribution or distributions made in accordance with the provisions of the Plan, or, at the discretion of the Company, from only a portion of each such distribution.


                                  ARTICLE 10

                               CHANGE IN CONTROL

          10.1 ELECTION. At the time the Participant is making his Deferral Commitment election, the Participant may elect that, in the event of a Change in Control, the Participant (or after the Participant's death the Participant's Beneficiary) shall receive a lump sum payment of the vested balance of each Deferral Account within thirty (30) days of the Change of Control.

          10.2 BENEFIT REDUCTION ON WITHDRAWAL. If a Participant has not made the election described in Section 10.1 above and the Participant (or Beneficiary) elects, within thirty (30) days of a Change of Control, the withdrawal described in paragraph 11.2 herein, the lump sum payment shall be reduced by an amount equal to five percent (5%) of the total vested balance of such Deferral Accounts. If a Participant (or Beneficiary) elects such a withdrawal, any ongoing deferrals shall cease and the Participant may not elect to participate in the Plan until the first day of the second Plan Year following the Plan Year in which such withdrawal was made.


                                  ARTICLE 11

                     SCHEDULED AND UNSCHEDULED WITHDRAWALS

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          11.1  PAYMENT OF SCHEDULED WITHDRAWAL.  No later than the last day of February of the Plan year designated in the applicable Participation Agreement for a Scheduled Withdrawal, the Company shall pay to the Participant in a lump sum, four approximately equal annual installments, or a combination of an initial lump sum payment followed by four approximately equal annual installments of the entire or a portion of the vested balance in the Participant's Deferral Account attributable to the Participation Agreement in which such designation was made. In the case of annual installments under this Section 11.1, each such installment shall be made no later than the last day of February of the applicable year.

          11.2 ELECTION. A Participant may request an Unscheduled Withdrawal of all or any portion of the entire amount credited to his Deferred Accounts, which shall be paid in a single lump sum.

          11.3 WITHDRAWAL PENALTY. There shall be a penalty deducted from the Deferral Account prior to an Unscheduled Withdrawal from such Deferral Account equal to ten percent (10%) of the Unscheduled Withdrawal. If a Participant elects to make an Unscheduled Withdrawal, any ongoing deferrals shall cease the Participant may not elect to participate in the Plan until the first day of the second Plan Year following the Plan Year in which such withdrawal was made.

                                  ARTICLE 12

                        CONDITIONS RELATED TO BENEFITS

          12.1 NONASSIGNABILITY. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or any manner whatsoever. These benefits shall be exempt from the claims of creditors of any Participant or other claimants and from all orders, decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law.

          12.2 FINANCIAL HARDSHIP DISTRIBUTION. Upon a finding that the Participant or the Beneficiary has suffered a Financial Hardship, the Administrative Committee may in its sole discretion, accelerate distributions of benefits under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. If a distribution is to be made to a Participant on account of Financial Hardship, the Participant may not make deferrals under the Plan until the first day of the third Plan Year following the Plan Year in which a distribution based on Financial Hardship was made. All Deferral Commitments in effect at the time such distribution is made under this section shall thenceforth be null and void.

          12.3 NO RIGHT TO COMPANY ASSETS. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.

          12.4 PROTECTIVE PROVISIONS. The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrative Committee, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrative Committee may deem necessary and taking such other actions as may be requested by the Administrative Committee. If the Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan. In the event of a Participant's suicide during the first two (2) years of participation in the Plan, or if the Participant makes any material misstatement of information or nondisclosure of medical history, then no benefits shall be payable to the Participant or the Participant's Beneficiary or estate under the Plan, except that all of the Participant's Annual Deferrals actually deferred shall be paid to the Participant, the Participant's Beneficiary or the Participant's estate with interest at the Survivor Crediting Rate.

          12.5 WITHHOLDING. The Participant or the Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required.


                                  ARTICLE 13

                            ADMINISTRATION OF PLAN

          The Administrative Committee shall administer the Plan and interpret, construe and apply its provisions in accordance with its terms.
The Administrative Committee shall further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Administrative Committee shall be final and binding. The individuals serving on the Committee shall, except as prohibited by law, be indemnified and held harmless by the Company from any and all liabilities, costs, and expenses (including legal fees), to the extent not covered by liability insurance arising out of any action taken by any member of the Committee with respect to the Plan, unless such liability arises from the individual's own gross negligence or willful misconduct.


                                  ARTICLE 14

                            BENEFICIARY DESIGNATION

          The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant's death. The Beneficiary designation shall be effective when it is submitted in writing to the Administrative Committee during the Participant's lifetime on a form prescribed by the Administrative Committee.

          The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant's new spouse has previously been designated as Beneficiary. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a Beneficiary other than the spouse.

          If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant's benefits, then the Administrative Committee shall direct the distribution of such benefits to the Participant's estate.


                                  ARTICLE 15

                       AMENDMENT AND TERMINATION OF PLAN

          15.1 AMENDMENT OF PLAN. The Company may at any time amend the Plan in whole or in part, provided, however, that such amendment (i) shall not decrease the vested balance of the Participant's Deferral Accounts at the time of such amendment and (ii) shall not retroactively decrease the applicable crediting rates of the Plan prior to the time of such amendment. The Company may amend the crediting rates of the Plan prospectively. If the Company amends the formula for determining the crediting rates under the Plan, the Company shall notify the Participant of such amendment in writing within thirty (30) days of such amendment. Within thirty (30) days of receipt of the notice of an amendment to the formula for determining the applicable crediting rate, the Participant may elect by written notice to the Administrative Committee to terminate an incomplete Deferral Commitment.

          15.2 TERMINATION OF PLAN. The Company may at any time terminate the Plan. If the Company terminates the Plan, the date of such termination shall be treated as the date of Termination of Employment for the purpose of calculating Plan benefits. The Company shall pay to the Participant the benefits the Participant is entitled to receive under the Plan in monthly installments over a thirty-six (36) month period. Interest at the Reduced Crediting Rate will be credited prospectively commencing as of the date of the Plan's termination to the Participant's Deferred Accounts until distribution under this section is completed.

          15.3 AMENDMENT OR TERMINATION AFTER CHANGE IN CONTROL. Notwithstanding the foregoing, the Company shall not amend or terminate the Plan without the prior written consent of affected Participants for a period of two calendar years following a Change in Control and shall not thereafter amend or terminate the Plan in any manner which affects any Participant (or Beneficiary of a deceased Participant) who commences receiving payment of benefits under the Plan prior to the end of such two year period following a Change in Control.

          15.4 CONSTRUCTIVE RECEIPT TERMINATION. In the event the Committee determines that amounts deferred under the Plan have been constructively received by Participants and must be recognized as income for federal income tax purposes, the Plan shall terminate and distributions shall be made to Participants in accordance with the provisions of paragraph 15.2. The determination of the Committee under this paragraph 15.4 shall be binding and conclusive.


                                  ARTICLE 16

                                 MISCELLANEOUS

          16.1 SUCCESSORS OF THE COMPANY. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

          16.2 ERISA PLAN. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for "a select group of management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

          16.3 TRUST. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purposes of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. Benefits paid to the Participant from any such trust shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

          16.4 EMPLOYMENT NOT GUARANTEED. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company.

          16.5 GENDER, SINGULAR AND PLURAL. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

          16.6 CAPTIONS. The captions of the articles and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

          16.7 VALIDITY. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

          16.8 WAIVER OF BREACH. The waiver by the Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

          16.9 APPLICABLE LAW. The Plan shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania except where the laws of the Commonwealth of Pennsylvania are preempted by ERISA.

         16.10 NOTICE. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing or hand-delivered, or sent by registered or certified mail, return receipt requested, to the principal office of the Company, directed to the attention of the Administrative Committee. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

         16.11 ARBITRATION. Any claim, dispute or other matter in question of any kind relating to this Plan shall be settled by Arbitration in accordance with the Rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction.
The Company shall pay all of the Participant's reasonable fees and expenses incurred in the arbitration unless the arbitration award or a judgment by a court finds that (i) the Company did not breach any provision of this plan in connection with the claim, dispute or other matter in question that was the subject of the arbitration, and (ii) the Participant acted in bad faith in bringing the arbitration, or, if the arbitration was brought by the Company, the Participant acted in bad faith in breaching the Plan.



























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